Exhibit 99.1
ROCKVILLE FINANCIAL, INC. REPORTS A SOLID 2010
Rockville, Connecticut, March 4, 2011 — Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Stock Market: “RCKBD”), the holding company for Rockville Bank, announced earnings results today for the fiscal year 2010. The Company had net income of $12.3 million for the year-ended December 31, 2010 compared to $9.7 million for 2009. When comparing 2010 to 2009, net interest income increased by $7.3 million, or 15.7%, the provision for loan losses increased by $2.1 million, or 109.5%, and non-interest income increased $2.4 million, or 34.9%. In 2010, the Company earned $0.66 per share on both basic and diluted earnings per share basis versus $0.53 per share for the same period in the prior year.
The Company’s total assets increased $106.9 million, or 6.8%, to $1.68 billion at December 31, 2010, as compared to $1.57 billion at December 31, 2009, primarily due to a $49.5 million increase in net loans, a $41.4 million increase in cash and cash equivalents and a $17.3 million increase in investment securities. This growth was funded primarily with the proceeds received from additional deposits of $90.2 million and increased capital of $9.0 million resulting, primarily, from current year’s net income. The $9.0 million, or 5.7%, growth noted above increased total capital to $166.4 million at December 31, 2010 from $157.4 million at December 31, 2009.
Rockville Bank is considered Well Capitalized with a Tier 1 Leverage Ratio of 9.07%
President and Chief Executive Officer William J. McGurk stated, “Rockville Bank enjoys excellent financial performance as indicated in the data above”. We have stuck to the basics and focused on quality loans and investments. Our loyal customer base and professional staff have been strong factors in our performance. I am very pleased our next earnings report will be authored by “Incoming Bill”, William H. W. Crawford IV, who will assume the duties of President & Chief Executive Officer following our April 26th Annual Meeting.
Rockville Bank is a 21 1/2-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
The shares of common stock are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.